EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77F
  Changes in Security for debt

 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT

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EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of The Gabelli Convertible and Income Securities Fund, Inc.:

In planning and performing our audit of the financial statements of The Gabelli Convertible and Income Securities Fund, Inc. (the "Fund") for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
New York, New York
February 13, 2002



EXHIBIT B:
CHANGES IN SECURITY FOR DEBT
THE GABELLI CONVERTIBLE AND INCOME SECURITIES FUND INC.

Preferred Stock Redemption

On November 12, 2002, The Gabelli Convertible and Income Securities Fund Inc. (the "Fund"), a Maryland Corporation, redeemed 50%, or 600,000 Shares, of its outstanding 8.00% Cumulative Preferred Stock ("Preferred Shares"). The redemption price was $25.2555 per Preferred Share, which consisted of $25.00 per Preferred Share plus accumulated and unpaid dividends through the redemption date of $0.2555 per Preferred Share.

The redemption was made pro rata from each Preferred Stock Shareholder based on the respective number of Preferred Shares held by each holder on the redemption date. From and after the redemption date, the Preferred Shares redeemed were no longer deemed outstanding, dividends ceased to accrue and all the rights of the Preferred Shareholders with respect to the Preferred Shares redeemed ceased, except the right to receive the redemption price. Shareholders of record were mailed a redemption notice and letter of transmittal. The redemption price was paid only to shareholders of record who completed and signed the letter of transmittal and submitted certificates for the number of Preferred Shares being redeemed. New certificates were issued in respect of any excess Preferred Shares submitted.